Exhibit 99

Press Release

Netfran Development Corp. Engages Strategica Management LLC to Provide Financial Advisory Services, Source Capital

Monday August 11, 2003

MIAMI—(BUSINESS WIRE)—Aug. 11, 2003—Miami, Florida-based Netfran Development Corp., (OTCBB:NFDV — News), the exclusive, national franchiser of Netspace® Internet consultancies, has engaged Stategica Management LLC, a Miami merchant and investment banking firm, to provide financial advisory services designed to generate value to Netfran over the next three years, announced Netfran president Elliot Krasnow. Such value may be in the form of funding, acquisitions, or other business transactions identified by Strategica.

“We are delighted to announce our venture with Strategica. We anticipate that their knowledge, contacts and relationships will assist us in our goal of building value for our shareholders and globally stamping the Netspace brand,” said Krasnow.

Netfran is the only U.S.-based, full-service, large franchiser of Internet consultancies in the world today. The company was founded in 2000 by Elliot Krasnow as a platform to offer the Netspace franchise opportunity of Web-based digital services. Netspace franchisees help small and mid-sized businesses grow via Netspace-provided solutions including Web site design and hosting, search engine optimization, online remote back-up and storage, and E-publishing.

To date, Netfran has awarded 65 Netspace franchises throughout the U.S. and the U.K. Its goal is 150 franchises by year-end 2004.

Netfran Development Corp. derives its revenues from franchise operations, which include a $39,500 franchise fee per unit in an identified territory, revenue sharing with franchisees, and 10% on-going royalties based on gross retail revenues from the franchisees’ customers.

“With Forrester Research predicting a doubling in online retail activity by 2008, E-marketing companies such as Netfran with a strong business model and track record have enormous appeal,” said Strategica EVP Steven Cook. “Netfran has already demonstrated an ability to raise start-up capital. Strategica will help accelerate the growth process by sourcing additional capital to help the company build its business. We will also be looking at strategic growth opportunities including acquisitions that Netfran could make.”

Founded in 1992, Strategica Management LLC provides and/or arranges debt and equity financing, mergers and acquisitions, restructuring, and financial advisory services. Strategica assisted Raltron Electronic Corp. with a comprehensive restructuring and refinancing of its $21 million senior debt and participated in the refinancing. Other clients include Thornton Capital Advisors, Inc., New Visual Entertainment, Inc., Maxtel and Oceania Development.

For more information about Netfran Development Corp. and the Netspace® franchising system, visit http://www.netfrancorp.com.

Note: This news release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, relating to the value which may be received by Netfran from its venture with Strategica. There can be no assurance of any level of value being received by Netfran from such venture. Such forward-looking statements are subject to uncertainties regarding future events, such as business conditions and financial trends that may affect the Company’s ability to achieve the anticipated results. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ materially from the Company’s projections contained herein.

Contact:

Kondrad Communications Group Inc., Miami
Kathryn Kondrad, 305-270-1508
or
Netspace®
Elliot Krasnow, 1-800-NETSPACE